UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 5, 2026

Blaize Holdings, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41139	86-2708752
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4659 Golden Foothill Parkway, Suite 206
El Dorado Hills, California		95762
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 916 347-0050

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	BZAI	The Nasdaq Stock Market
Warrants, each whole warrant exercisable for one share of common stock at an exercise price of $11.50 per share	BZAIW	The Nasdaq Stock Market
Series A Junior Participating Preferred Stock, par value $0.0001 per share		The Nasdaq Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.     Entry into a Material Definitive Agreement.

On May 5, 2026, Blaize Holdings, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Northland Securities, Inc., as representative of the several underwriters named therein (the “Underwriters”), relating to the issuance and sale (the “Offering”) of 18,918,918 shares (the “Base Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”) at a price to the public of $1.85 per share. Pursuant to the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to 2,837,837 additional shares of Common Stock (the “Option Shares” and, together with the Base Shares, the “Shares”) at the public offering price. The gross proceeds to the Company from the Offering for the Base Shares are expected to be approximately $35.0 million, before deducting underwriting discounts and estimated offering expenses payable by the Company. If the Option Shares are fully exercised, the Company expects to receive aggregate gross proceeds of approximately $40.25 million, before deducting underwriting discounts and other offering expenses.

The Company intends to use the net proceeds of the Offering primarily for working capital and other general corporate purposes. The Offering is expected to close on May 7, 2026.

The Offering was made pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-292986), which was declared effective on February 4, 2026 by the Securities and Exchange Commission (the “SEC”), including the base prospectus contained therein, and the prospectus supplement dated May 6, 2026 (the “Prospectus Supplement”).

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the contracting parties.

Each of the Company’s executive officers and directors has entered into a lock-up agreement (the “Lock-Up Agreement”) pursuant to which each has agreed, subject to certain exceptions set forth therein, not to dispose of or hedge any shares of Common Stock of the Company or securities convertible into or exchangeable for shares of Common Stock during the period from the date of the Lock-Up Agreement continuing through the close of business sixty (60) days after the date of the Prospectus Supplement.

The foregoing descriptions of the Underwriting Agreement and the Lock-Up Agreement do not purport to be complete and are qualified in their entirety by reference to the full texts of the Underwriting Agreement and the form of Lock-Up Agreement, copies of which are filed as Exhibit 1.1 and Exhibit 10.1, respectively, to this Current Report on Form 8-K (the “Current Report”), and are incorporated by reference herein.

A copy of the opinion of Faegre Drinker Biddle & Reath LLP relating to the legality of the issuance and sale of the shares of Common Stock is attached as Exhibit 5.1 to this Current Report.

On May 5, 2026, the Company entered into Amendment No. 1 to Common Stock Purchase Warrants (the “Warrant Amendment”) with Polar Multi-Strategy Master Fund and Polar Long/Short Master Fund (together, the “Holders”) amending the outstanding warrants to purchase common stock previously issued to Holders to adjust the exercise price from $5.00 per share to $3.00 per share. The foregoing description of the Warrant Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Warrant Amendment, a copy of which is attached as Exhibit 10.2 to this Current Report and is incorporated by reference herein.

This Current Report, including the exhibits attached hereto, does not constitute an offer to sell or the solicitation of an offer to buy any Company securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Item 8.01.    Other Events.

A copy of the press release announcing the Offering and a copy of the press release announcing the pricing of the Offering are attached to this Current Report as Exhibits 99.1 and 99.2, respectively.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, by and between Blaize Holdings, Inc. and Northland Securities, Inc., dated May 5, 2026
5.1	Opinion of Faegre Drinker Biddle & Reath LLP
10.1	Form of Lock-Up Agreement
10.2	Amendment No. 1 to Common Stock Purchase Warrants, by and among Blaize Holdings, Inc., Polar Long/Short Master Fund, and Polar Multi-Strategy Master Fund, dated May 5, 2026
23.1	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1)
99.1	Press release issued by Blaize Holdings, Inc., dated May 5, 2026
99.2	Press release issued by Blaize Holdings, Inc., dated May 6, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blaize Holdings, Inc.

Date: May 6, 2026	By: /s/ Kim Evans
Kim Evans
General Counsel